Exhibit 2

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of March 10, 2022, by and between API (Hong Kong) Investment Limited, a limited liability company incorporated under the laws of Hong Kong with its offices at 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong SAR ( the “Seller”), and Qianren LP (the “Purchaser”).

WHEREAS, Purchaser agrees to purchase from the Seller, and the Seller agrees to sell to the Purchaser, 6,070,880 American depositary shares (collectively, the “Purchased Shares”), representing 151,772,000 Class A ordinary shares, par value $0.0001 per share (the “Shares”), of 36Kr Holdings Inc., a company registered in the Cayman Islands (the “Company”), such sale and purchase to be consummated in accordance with the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises set forth above and of the mutual representations, covenants, and obligations hereinafter set forth, and for other good and valuable consideration, the receipt, sufficiency, and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE  I
PURCHASE AND SALE OF PURCHASED SHARES

1.1            Purchase and Sale of Purchased Shares. The closing of the purchase and sale of the Purchased Shares contemplated herein (the “Closing”) shall take place within three (3) business days of the date on which the Seller has been advised by the Company’s stock transfer agent, to the extent needed for execution of the transactions contemplated herein, that the certificates representing the Purchased Shares are available for delivery to the Purchaser (the “Closing Date”), unless another date is agreed to by the Purchaser and the Seller, in which case such other mutually agreed date shall be the Closing Date hereunder. The Closing shall take place in New York, at the offices of Ropes & Gray LLP or at such other place (including by email, facsimile or PDF) as the Purchaser and the Seller shall agree in writing at such time as the parties to this Agreement shall mutually agree. At the Closing, in accordance with the terms and subject to the conditions hereinafter set forth, the Seller shall sell, transfer and deliver to the Purchaser, and the Purchaser shall purchase from the Seller, all of the Seller’s rights, title and interest in and to the Purchased Shares.

1.2            Purchase Price. The purchase price for the Purchased Shares shall be One Dollar and 12 Cents ($1.12) per American depositary share, for an aggregate purchase price of Six Million Seven Hundred Ninety Nine Thousand Three Hundred Eighty Five Dollars and Sixty Cents ($6,799,385.60) (the “Purchase Price”).

1.3            Closing Payment and Delivery of Purchased Shares. Upon a mutually agreed date, the Purchaser shall remit, or cause to be remitted, to the Seller the Purchase Price in immediately available funds in accordance with wire instructions provided by the Seller to the Purchaser in writing. Within three (3) business days of the Seller’s receipt of the entirety of the Purchase Price, the Seller shall deliver, or cause to be delivered, to the Purchaser certificates or other electronic records for the Purchased Shares for complete transfer of the Purchased Shares to Purchaser.

ARTICLE  II
REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE SELLER

The Seller, as to itself, hereby represents and warrants to, and agrees with, the Purchaser, as of the date hereof and as of the Closing Date, as follows:

2.1            The Seller is a limited liability company, duly formed, validly existing and in good standing under the laws of its jurisdiction of formation and has the power to carry on its business as it is now being conducted and to enter into this Agreement and consummate the transactions contemplated by this Agreement.

2.2          The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby are within the power and authority of the Seller and have been duly authorized by all necessary action on the part of the Seller. The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby require no approval of, filing with, or other action by the Seller, by or in respect of, any governmental body, agency or official or any other person, other than any filings by the Seller or its affiliates required to be made after the Closing Date under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.3            This Agreement has been (a) duly executed and delivered by the Seller and (b) assuming the due authorization, execution and delivery of this Agreement by the Purchaser, constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as the enforceability hereof may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally or (ii) general principles of equity, whether considered in a proceeding at law or in equity.

2.4            Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) violate in a material respect any statute, regulation, rule, judgment, order or other restriction of any government, governmental agency or court to which Seller is subject; (b) result in a material breach of, or constitute a default under, any agreement, contract, lease, license or instrument to which the Seller is a party or by which the Seller is bound; or (c) conflict with or result in any breach of any provision of the limited partnership agreement of the Seller.

2.5            The Seller (a) is the sole record and beneficial owner of each of the Purchased Shares set forth opposite its name on Schedule I attached hereto, (b) has good and marketable title to each of the Purchased Shares and (c) has the full legal right, power and authority to sell, transfer and deliver the Purchased Shares in accordance with the terms of this Agreement. The delivery by the Seller to the Purchaser of the Purchased Shares pursuant to the terms of this Agreement will transfer to the Purchaser good, valid and legal title to the Purchased Shares, free and clear of any and all liens, claims, pledges, charges, security interests or encumbrances. None of the Purchased Shares are subject to any shareholders agreement, voting agreement, voting trust, proxy or any other contractual obligation relating to the transferability or the voting of the Purchased Shares.

2.6            No investment bank, financial advisor, broker or finder has acted for the Seller in connection with this Agreement or the transactions contemplated hereby, and no investment bank, financial advisor, broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of the Seller.

ARTICLE  III
Representations, Warranties AND AGREEMENTS OF THE PURCHASER

The Purchaser, as to itself, hereby represents and warrants to, and agrees with, the Seller, as of date hereof and as of the Closing Date, as follows:

3.1            The Purchaser is a limited partnership , duly formed, validly existing and in good standing under the laws of its jurisdiction of formation and has the power to carry on its business as it is now being conducted and to enter into this Agreement and consummate the transactions contemplated by this Agreement.

3.2           The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby are within the power and authority of the Purchaser and have been duly authorized by all necessary action on the part of the Purchaser. The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby require no approval of, filing with, or other action by the Purchaser, by or in respect of, any governmental body, agency or official or any other person, other than any filings by the Purchaser or its affiliates required to be made after the Closing Date under the Exchange Act.

3.3            This Agreement has been (a) duly executed and delivered by the Purchaser and (b) assuming the due authorization, execution and delivery of this Agreement by the Seller, constitutes a legal, valid, and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as the enforceability hereof may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally or (ii) general principles of equity, whether considered in a proceeding at law or in equity.

3.4            Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate in a material respect any statute, regulation, rule, judgment, order or other restriction of any government, governmental agency or court to which the Purchaser is subject; (b) result in a material breach of, or constitute a default under, any agreement, contract, lease, license or instrument to which the Purchaser is a party or by which the Purchaser is bound; or (c) conflict with or result in any breach of any provision of the constitutive documents of the Purchaser.

3.5            No investment bank, financial advisor, broker or finder has acted for the Purchaser in connection with this Agreement or the transactions contemplated hereby, and no investment bank, financial advisor, broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of the Purchaser.

3.6            The Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Purchased Shares and the other transactions contemplated hereby, and is entering into such transactions with a full understanding of all of the terms, conditions and risks thereof and knowingly and willingly assumes such terms, conditions and risks. The Purchaser acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and its business and operations, and has had, and has, full access to such information about the Company and its business and operations as the Purchaser requires. THE PURCHASER UNDERSTANDS THAT SELLER MAY POSSESS MATERIAL, NON-PUBLIC INFORMATION RELATING TO THE COMPANY AND THE SHARES. THE PURCHASER REPRESENTS, WARRANTS AND AGREES THAT IT HAS NOT REQUESTED FROM THE SELLER (OR ANY OF THE SELLER’S AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES) AND HAS NOT RECEIVED FROM THE SELLER (OR ANY OF THE SELLER’S AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES) ANY INFORMATION ABOUT THE COMPANY AND ITS BUSINESS AND OPERATIONS AND UNDERSTANDS AND APPRECIATES THE SIGNIFICANCE OF THERE BEING UNDISCLOSED INFORMATION, POSSIBLY INCLUDING MATERIAL INFORMATION, WITH RESPECT THERETO AND WITH RESPECT TO THE ORDINARY SHARES. THE PURCHASER REPRESENTS, WARRANTS AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE SELLER AS EXPRESSLY SET FORTH IN ARTICLE II HEREOF, NONE OF THE SELLER, THE SELLER’S AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES MAKES OR HAS MADE, OR SHALL BE DEEMED TO HAVE MADE, TO THE PURCHASER OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER (ORAL OR WRITTEN, EXPRESS OR IMPLIED), AND NO PERSON HAS BEEN AUTHORIZED BY THE SELLER TO MAKE ANY REPRESENTATION OR WARRANTY RELATING TO THE COMPANY OR ITS BUSINESS OR OPERATIONS OR OTHERWISE IN CONNECTION WITH THE PURCHASE AND SALE OF THE PURCHASED SHARES AND THE OTHER TRANSACTIONS CONTEMPLATED HEREBY, AND REPRESENTS, WARRANTS AND AGREES THAT IN DETERMINING TO ENTER INTO AND PERFORM THIS AGREEMENT, THE PURCHASER HAS NOT RELIED UPON ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT (ORAL OR WRITTEN, EXPRESS OR IMPLIED), RELATING TO THE COMPANY OR ITS BUSINESS OR OPERATIONS OR OTHERWISE IN CONNECTION WITH THE PURCHASE AND SALE OF THE PURCHASED SHARES AND THE OTHER TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THE RESPECTIVE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF THE SELLER EXPRESSLY SET FORTH HEREIN.

3.7            The Purchaser acknowledges that the Purchased Shares have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state laws, and that the Purchaser shall, in offering and selling the Purchased Shares, comply with applicable securities laws and regulations.

3.8            The Purchaser is acquiring the Purchased Shares for its own account for investment only and shall not resell, transfer or otherwise dispose of, directly or indirectly, the Purchased Shares in violation of the Securities Act and applicable state laws.

3.9           Neither of the Purchaser nor any of its subsidiaries nor, to the knowledge of the Purchaser, any affiliate, director, officer, employee, agent or other person associated with or acting on behalf of the Purchaser, any of its subsidiaries or their affiliates, is, or is owned or controlled by, a person that is currently the subject or the target of any sanctions administered or enforced by the PRC, U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State and the designation as a “specially designated national” or “blocked person”), the European Union, Her Majesty’s Treasury, the United Nations Security Council, or other relevant sanctions authority.

3.10            The Purchaser has conducted itself in all matters relating to purchase of the Purchased Shares in compliance with all applicable federal, provincial, state and local governmental laws, rules, regulations and ordinances.

3.11          The Purchaser has funds readily and unconditionally available sufficient to fund the purchase of the Purchased Shares contemplated hereunder.

ARTICLE  IV
CONDITIONS TO THE PARTIES’ OBLIGATIONS

4.1            Conditions to the Obligations of the Purchaser. The Purchaser’s obligations to effect the transactions set forth in Article I shall be subject to the fulfillment (or waiver by the Purchaser) at the Closing of the following conditions:

4.1.1           Representations and Warranties. The representations and warranties made by the Seller in Article II hereof shall be true and correct in all material respects as of, and as if made on, the Closing Date.

4.1.2           Performance. The Seller shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Seller at or before the Closing.

4.1.3           No Injunctions or Regulatory Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court or regulatory authority of competent jurisdiction prohibiting the consummation of the transaction contemplated by this Agreement shall be in effect; nor shall there be any action taken, or any law, regulation or order enacted, that would prohibit the consummation of the transaction contemplated by this Agreement.

4.2            Conditions to the Obligations of the Seller. The Seller’s obligations to effect the transaction set forth in Article I shall be subject to the fulfillment (or waiver by the Seller) at the Closing of the following conditions:

4.2.1          Representations and Warranties. The representations and warranties made by the Purchaser in Article III hereof shall be true and correct in all material respects as of, and as if made on, the Closing Date.

4.2.2          Performance. The Purchaser shall have performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Purchaser at or before the Closing.

4.2.3           No Injunctions or Regulatory Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court or regulatory authority of competent jurisdiction prohibiting the consummation of the transaction contemplated by this Agreement shall be in effect; nor shall there be any action taken, or any law, regulation or order enacted, that would prohibit the consummation of the transaction contemplated by this Agreement.

ARTICLE  V
TERMINATION

5.1            Termination.  This Agreement may be terminated and the transaction contemplated hereby abandoned at any time prior to the Closing:

5.1.1          By the Purchaser or the Seller if: (a) there shall be in effect a final non-appealable order of any court or regulatory authority of competent jurisdiction preventing consummation of the transaction contemplated hereby, or (b) there shall be any statute, rule, regulation or order enacted by any court or regulatory authority of competent jurisdiction that would make consummation of the transactions contemplated hereby illegal.

5.1.2          By the Purchaser if there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Seller such that the conditions set forth in Section 4.1.1 or 4.1.2, as the case may be, would not be satisfied as of such time.

5.1.3          By the Seller if there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Purchaser such that the conditions set forth in Section 4.2.1 or 4.2.2, as the case may be, would not be satisfied as of such time.

5.2            Effect of Termination.  In the event of a valid termination of this Agreement as provided in Section 5.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Purchaser or the Seller, or their respective officers, directors or shareholders or affiliates or associates; provided, however, that each party hereto shall each remain liable for any willful breaches by such party of the representations, warranties, covenants or agreements of such party set forth in this Agreement occurring prior to its termination; and provided further that the provisions of Article VI (other than Section 6.6) shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE  VI
MISCELLANEOUS

6.1            Survival of Representations, Warranties and Agreements. The covenants, representations and warranties of each party contained herein shall survive the Closing. The representations and warranties of a party (the “Representing Party”) shall not be affected or deemed waived by reason of any investigation made (or not made) by or on behalf of the party benefiting from such representation or warranty (the “Benefiting Party”), including any investigations made (or not made) by any of the Benefiting Party’s advisors, agents, consultants or representatives, or by reason of the fact that the Benefiting Party or any of such advisors, agents, consultants or representatives knew or should have known that any such representation or warranty is or might be inaccurate or untrue.

6.2            Notices. All notices and other communications by the Purchaser or the Seller hereunder shall be in writing to the other party or parties, as the case may be, and shall be deemed to have been duly given when delivered in person or by an internationally recognized courier service, or sent via telecopy or facsimile transmission and verification received, at the address set forth below or to such other addresses as a party may from time to time designate to the other party or parties, as the case may be, by written notice thereof, effective only upon actual receipt.

if to the Seller:	c/o

API (Hong Kong) Investment Limited

26/F, Tower One, Times Square, 1 Matheson St,

Causeway Bay, Hong Kong SAR

Attention: Kenny Man, Investment Team/Richard Lin Investment Legal Team

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036-8704

Attention: Rachel D. Phillips

Email: rachel.phillips@ropesgray.com

if to the Purchaser:

Qianren LP

6/F, Tower A, Junhao Central Park, 10 Chaoyang Park South Road,

Chaoyang, Beijing, China

Attention: Dagang Feng

6.3            No Assignment; No Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned, delegated or otherwise transferred by any of the parties hereto without the prior written consent of the other party or parties, as the case may be, and any purported assignment, delegation or transfer without such consent shall be null and void. Subject to the preceding sentence, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or the respective successors and permitted assigns, heirs, executors and administrators of the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided by this Agreement, and except as thus expressly provided no person other than the parties hereto or the respective successors and permitted assigns, heirs, executors and administrators of the parties hereto shall have any standing as a third-party beneficiary with respect to this Agreement or the transaction contemplated hereby.

6.4           Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that the economic or legal substance of the transactions contemplated hereby not thereby be affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall (subject to the proviso in the preceding sentence) negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

6.5            Cooperation; Further Assurances. The Purchaser, on the one hand, and the Seller, on the other hand, at the request of the other such party, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby. Each party agrees to use commercially reasonable efforts to cause the conditions set forth in Article IV to be satisfied, where the satisfaction of such conditions is within the control of, or depends on action or forbearance from action by such party. From and after the Closing Date, upon the request of either the Purchaser, on the one hand, or either the Seller, on the other hand, such other party, as applicable, shall execute and deliver such instruments, documents or other writings as may be reasonably necessary to confirm and carry out, and to effectuate fully the intent and purposes of, this Agreement.

6.6            Entire Agreement. This Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

6.7          Amendments and Waivers. This Agreement may be amended, modified, superseded or canceled, and any of the terms, representations, warranties or covenants hereof may be waived, only by written instrument executed by each of the parties hereto or, in the case of a waiver, by the party waiving compliance.

6.8            Counterparts, Execution, Headings. This Agreement may be executed and delivered (including by facsimile transmission or by electronic mail with a PDF scanned attachment) in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. The article and section headings contained in this Agreement are solely for the purpose of reference, and are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

6.9          Construction. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “ Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the term “including” means “including without limitation”; (vi) the term “foreign” is used with respect to the United States; and (vii) “dollars” and “$” refer to United States Dollars. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified, and the term “business day” shall mean a day on which banks in the United States, Hong Kong and China are open for business, but excluding Saturdays and Sundays.

6.10            Governing Law. This Agreement, and any claims arising out of or relating to this Agreement, the subject matter hereof or the transactions contemplated hereby (whether at law or in equity, whether sounding in contract, tort, statute or otherwise), shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to, or otherwise giving effect to, any law, body of law or other rule that would cause or otherwise require the application of the laws of any other jurisdiction.

6.11          Venue; Jurisdiction. Any action or proceeding against either the Purchaser or the Seller arising out of or relating to this Agreement, the subject matter hereof or the transactions contemplated hereby (whether at law or in equity, whether sounding in contract, tort, statute or otherwise), shall be brought exclusively in the City of New York, and the Purchaser and the Seller irrevocably submit to the exclusive jurisdiction and venue of such courts in respect of any such action or proceeding, agree that such courts are convenient forums for such purpose, agree not to transfer or remove any such action or proceeding to any other court, and agree that service of process in any such action or proceeding may be effected in any manner (other than via telecopy or facsimile transmission) by which notices may be delivered pursuant to, and at the address specified in, Section 6.3 hereof, in addition to any other method of service permitted by applicable law. Any actions or proceedings to enforce an order or judgment issued by such courts may be brought in any jurisdiction.

6.12          Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE SUBJECT MATTER HEREOF OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER AT LAW OR IN EQUITY, WHETHER SOUNDING IN CONTRACT, TORT, STATUTE OR OTHERWISE). EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTY OR PARTIES, AS THE CASE MAY BE, THAT THIS SECTION 6.13 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH IT IS RELYING, AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. ANY OF THE SELLER OR THE PURCHASER MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 6.13 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

6.13           No Strict Construction. The parties have participated jointly in the negotiation and drafting of this Agreement with counsel sophisticated in transactions of this type. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

6.14            Publicity. The Purchaser and the Seller shall consult with each other before issuing any press release with respect to the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party; provided, however, a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances), issue such press release or make such public statement upon the advice of outside counsel to such party, as may be required by law. Notwithstanding the foregoing, for clarification only, any filings by the Seller or its affiliates required to be made after the Closing Date under the Exchange Act, including amendments to Schedule 13g filed by the Seller and affiliates, shall not be subject to restrictions under this Section 6.15.

6.15            Expenses. The Seller and the Purchaser shall each bear their own expenses and legal fees incurred on their behalf with respect to this Agreement and the transactions contemplated hereby.

6.16          Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage could occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties hereto shall be entitled (without necessity of posting bond or other security) to seek injunctive relief to prevent breaches of, and to specific performance of, the provisions hereof, in addition to any other remedy at law or in equity. The rights and remedies of the parties hereto shall be cumulative (and not alternative).

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IN WITNESS WHEREOF, the Purchaser and the Seller have caused this Agreement to be duly executed as of the date hereof.

PURCHASER:

QIANREN LP

By:	/s/ FENG Dagang

Name: FENG Dagang
Title: GP’s director

IN WITNESS WHEREOF, the Purchaser and the Seller have caused this Agreement to be duly executed as of the date hereof.

SELLER:

API (HONG KONG) INVESTMENT LIMITED

By:	/s/ Leiming Chen

Name:	Leiming Chen

Title:	Director